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EXHIBIT 5.1

BROBECK, PHLEGER & HARRISON LLP
550 SOUTH HOPE STREET
LOS ANGELES, CA 90071-2627
(213) 489-4060

October 10, 2001

ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361

        Re:    ValueClick, Inc. Registration Statement of Form S-3 for Resale of up to 1,890,000 Shares of Common Stock

Ladies and Gentlemen:

    We have acted as special counsel to ValueClick, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 321,808 shares of the Company's common stock, $0.001 par value (the "Shares") and up to an additional 1,568,192 shares of the Company's common stock, $0.001 par value (the "Additional Shares").

    This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

    We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares and the Additional Shares, and such other certificates and documents as we deem necessary for purposes of rendering this opinion. Based on such review, we are of the opinion that (i) the Shares are duly authorized, legally issued, fully paid and nonassessable and (ii) the Additional Shares have been duly authorized, and if, as and when issued in accordance with the transaction described in the Registration Statement, the related prospectus (as amended and supplemented through the date of issuance) and the merger agreement filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commssion on December 5, 2000 (as amended on Form 8-K/A filed with the Commission on February 5, 2001), will be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

    This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
BROBECK, PHLEGER & HARRISON LLP

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OPINION OF BROBECK, PHLEGER & HARRISON LLP